JPMORGAN TRUST IV

This Certificate of Trust of JPMorgan Trust IV (the “Trust”) is duly executed and filed on behalf of the Trust by each of the undersigned, collectively comprising all of the initial Trustees of the Trust, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the trust formed hereby is JPMorgan Trust IV.

2.	Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.	Investment Company. Pursuant to Section 3807(b) of the Act, notice is hereby given that the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

4.	Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each, a “Series”).

5.	Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof; and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF each of the Trustees named below, collectively being all of the Trustees of JPMorgan Trust IV, has duly executed this Certificate of Trust as of the 11th day of November, 2015, in accordance with Section 3811(a)(1) of the Act.

/s/ Matthew Goldstein	/s/ Marilyn McCoy
Matthew Goldstein	Marilyn McCoy

/s/ John F. Finn	/s/ Mitchell M. Merin
John F. Finn	Mitchell M. Merin

/s/ Robert J. Higgins	/s/ Robert A. Oden, Jr.
Robert J. Higgins	Robert A. Oden, Jr.

/s/ Frankie D. Hughes	/s/ Marian U. Pardo
Frankie D. Hughes	Marian U. Pardo

/s/ Peter C. Marshall	/s/ Frederick W. Ruebeck
Peter C. Marshall	Frederick W. Ruebeck

/s/ Mary Martinez	/s/ James J. Schonbachler
Mary Martinez	James J. Schonbachler